                                                                   EXHIBIT 10.11

                          OUTSOURCER ALLIANCE AGREEMENT
                                      WITH
                                   CORIO, INC.

This Outsourcer Alliance Agreement ("Agreement") is made as of the Effective Date by and between PeopleSoft USA, Inc., a California corporation having its principal place of business at 4305 Hacienda Drive, Pleasanton, CA 94588 ("PeopleSoft") and Corio, Inc., a Delaware corporation with offices at 700 Bay Road, Suite 210, Redwood City, CA 94063 ("Service Provider"). As used herein, the term "Parties" shall refer to PeopleSoft and Service Provider collectively, and the term "Party" shall refer to PeopleSoft or Service Provider.

Whereas, the Parties intend to develop a business relationship to provide Service Provider with rights to leverage its expertise in the outsourcing service business by remotely hosting the Software to provide a solution within its outsourcing business to offer the Software under sublicense as provided in this Agreement as part of an integrated solution (the "Solution Offering");

Whereas, in every situation with a Designated Customer, the Designated Customer will procure, or will have procured, either a license to use the Software from Service Provider pursuant to a Sublicense Agreement;

Whereas, the Parties intend that this Agreement be entirely independent of other agreements between the Parties or that may be contemplated by the Parties, and that any payments under this Agreement be non-refundable and non-cancelable; and

Whereas, the Parties intend that this Agreement shall replace and supersede in its entirety that certain Outsourcer Alliance Agreement dated as of September 30, 1998 by and between the Parties (the "Prior Agreement").

Therefore, the Parties agree as follows:

1.      DEFINITIONS

"ACTIVE USER" means a Designated User to whom a user identification number and password has been assigned, which permits that user to access and use the Software on a designated Service Provider server, and that is not a Casual User (as defined below).

"APPLICATION MANAGEMENT" ("AM") means Service Provider's management of Software for a Designated Customer on Service Provider's owned, leased, or subcontracted for premises or premises otherwise under Service Provider's control, such that Service Provider manages the Designated Customer's Software, applications upgrades, performs routine maintenance, applies fixes, performance tuning, and system enhancements, using PeopleTools, and other functions typically performed by an in-house IT staff. These services may also include the performance of such functions as DBA and OS administration, in connection with the Software and business processes supported by the Software.

"CASUAL USER" means a Designated Customer who is authorized to use the Software solely to complete a limited group of functional tasks, which will change from time to time and initially includes the following tasks: report execution, inquiry and remote order entry.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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
"COMMERCIAL ENTERPRISE" means only enterprises within the Market Segments with annual revenues of not more than $250,000, as reported on a consolidated basis in (1) such enterprise's most recent fiscal year end audited financials, or if not available, (2) by the One Source database, or comparable database, with the exception of enterprises in the higher education and government (public sector and federal) segments where only a right of first refusal to a third party is in effect.

"COMPETITIVE ASP" means any company that offers ERP Software on a hosted and subscription basis delivered over the World Wide Web or a private network to Commercial Enterprises.

"DESIGNATED CUSTOMER(S)" means only End Users which, at the date of execution of an Outsourcing Agreement with Service Provider, is a Commercial Enterprise which has corporate headquarters in North America.

"DEVELOPMENT CENTER" means the location(s) of facilities owned, leased, subcontracted for, or otherwise under Service Provider's control, including a Designated Customer's location where Service Provider uses or utilizes the Software pursuant to the subsections entitled Internal Use License or Development License.

"DOCUMENTATION" means the user guides and manuals for installation and use of the Software in computer readable or bound hard copy form, if computer readable form is unavailable.

"EFFECTIVE DATE" means January 1, 1999.

"END USER" means a third party sublicensee of the Software that acquires rights from PeopleSoft through a sublicense from Service Provider pursuant to section 2(d) to use the Software solely for such party's own internal business purposes and not for distribution, further sublicensing, or other commercial purposes.

"FEES" means the fees set forth on Exhibit A hereto.

"INTELLECTUAL PROPERTY RIGHTS" means any patent, patent application, copyright, moral right, trade name, trademark, trade secret, copyright, and any applications or right to apply for registration therefor, know-how, mask work, schematics, computer software programs or applications, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology, whether registered or unregistered and whether first made or created before or after the Effective Date.

"MARKET SEGMENTS" are limited under this agreement to all industries within the Territory, with the exception of the higher education and government (public sector and federal) segments where only a right of first refusal is in effect.

"OUTSOURCING AGREEMENT" means a separate agreement between Service Provider and a Designated Customer for the provision by Service Provider to the Designated Customer of Outsourcing Services, which includes a Sublicense Agreement.

"OUTSOURCING CENTER" means the location(s) under Service Provider's control, owned, leased, subcontracted for or otherwise, including at which Service Provider may perform Outsourcing Services.

"OUTSOURCING SERVICES" means the provision of Applications Management (AM) services to a Designated Customer.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
"PREFERRED ASP PARTNER" shall mean an applications service provider that has been granted the following preferential rights by PeopleSoft: (i) the right to be referenced as a "Preferred ASP Partner" and (ii) the right to freely and independently market, sell and host the Software without PeopleSoft participation.

"SOFTWARE" means the then current release or version of the products listed in Exhibit A as "Software, and includes updated or enhanced versions of such programs that PeopleSoft provides only as part of Support Services. Software does not include any third party software or new software or technology for which PeopleSoft generally charges a separate fee, but does include left of decimal changes to the current Software products. Software shall include any third party software components to which PeopleSoft has certain ongoing rights pursuant to the terms of an existing specific written license agreement between PeopleSoft and the third party developer of such components, and which third party software components shall be provided to Service Provider only to the extent provided by PeopleSoft pursuant to the terms of the standard PeopleSoft License Agreement then in effect to any licensee licensing any commercially available software programs and products from PeopleSoft. Software includes Documentation.

"SUBLICENSE" means a non-exclusive, non-transferable, term (non-perpetual) right granted by Service Provider under a Sublicense Agreement to a Designated Customer or End User, as the case maybe, to use the Software solely for such Designated Customer's or End User's internal business purposes, in accordance with the Documentation, and pursuant to a Sublicense Agreement.

"SUBLICENSE ADDENDUM" shall mean an addendum to this Agreement specifying additional Sublicense terms and which may be granted by Service Provider.

"SUBLICENSE AGREEMENT" means a written agreement between Service Provider and an End User whereby a Sublicense is granted, and that complies with the provisions of Section 2(d).

"SUPPORT SERVICES" means PeopleSoft's then current technical support services for Service Provider. A statement of Support Services offered as of the Effective Date is attached hereto as Exhibit B.

"TERRITORY" means North America only. The prior written consent of PeopleSoft shall be required to provide Outsourcing Services to any Designated Customers headquartered outside of the Territory.

"USER FEE(S)" means the aggregate Active User Fee and Casual User Fee.

2.      LICENSE GRANTS

(A)     OUTSOURCING SERVICES LICENSE.

Subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay PeopleSoft Fees), PeopleSoft hereby grants to Service Provider a worldwide, non-exclusive (except in accordance with section 3(b)(1)), non-transferable, restricted license during the term of this Agreement to use the Software solely to perform the Outsourcing Services at an Outsourcing Center and to make a reasonable number of laptop (single user) and server (multi-user) copies solely for demonstration purposes. Service Provider may copy, distribute and/or electronically distribute the Software within Service Provider for the purposes set forth in this subsection. For the fees set forth in section 1 of Exhibit A, Service Provider shall have the right to make a reasonable number of copies of the Software for such purposes. Service Provider shall reproduce all titles, trademarks, and copyright and restricted rights notices in the Software in all such copies. Except as set forth above, Service Provider may not transfer or duplicate the Software except for (i) temporary transfer in the event of a CPU malfunction and (ii) a single backup and archival copy. Service Provider will not


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
allow any third party, including an employee or other representative of a Designated Customer, to use the Software under this license grant. Service Provider further agrees to use the Software only in accordance with the Documentation, on a computer and operating system configuration specified in the Documentation and in accordance with the obligations imposed by this Agreement. Service Provider warrants to PeopleSoft that it will perform the Outsourcing Services with due care and skill and in accordance with generally accepted professional standards for providing similar services. Service Provider will not disclose or publish to any third party any results of benchmark tests run on the Software.

(B)     RESTRICTIONS ON USE.

Service Provider agrees not to translate the Software into another computer language, in whole or in part. Except as set forth above, Service Provider shall not make copies or make media translations of the Software or the Documentation, in whole or in part without PeopleSoft's prior written approval. Service Provider agrees that if, for any reason, it comes into possession of any Software source code, or portion thereof, for any PeopleSoft product, which it knows or reasonably should know is source code not generally provided by PeopleSoft as a part of the Software or provided under the terms of a license grant in this Agreement, it will immediately deliver all copies of such source code to PeopleSoft. Service Provider acknowledges PeopleSoft's representation that the Software and its structure, organization and source code constitute valuable trade secrets that belong to PeopleSoft. Service Provider agrees that it shall not reverse compile, disassemble or otherwise reverse engineer the Software and that it shall not use the Software or Documentation except as expressly permitted by this Agreement.

(C)     MARKETING AS PART OF OUTSOURCING SERVICES

PeopleSoft hereby grants to Service Provider the non-exclusive, nontransferable right to market and distribute the Software to End Users solely as part of Service Provider's provision of Outsourcing Services.

(D)     SUBLICENSE TRANSACTIONS.

As further set forth in the applicable Sublicense Addendum and subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay PeopleSoft the Fees), PeopleSoft hereby grants to Service Provider a worldwide, non-exclusive, non-transferable license during the term of this Agreement to market and grant Sublicenses to the Software to sublicensees (each a "Sublicensee") as set forth in such Sublicense Addendum ("Sublicense Transaction"). Service Provider shall only have the right to Sublicense the Software pursuant to a written Sublicense Agreement, for such term as the parties will mutually agree from time to time and, which is substantially in the form of the Alliance Partner License Agreement attached hereto as Exhibit C. Service Provider shall have to right to (i) notify any Designated Customer of a migration option that would permit a Designated Customer who has been a Service Provider Designated Customer for at least three (3) years to migrate from Service Provider's Outsourcing Services to licensing the Software pursuant to a perpetual license at a discounted rate; and (ii) sell the Software to that Designated Customer for a discounted rate not to be less than [*] of the then-current standard PeopleSoft perpetual license list price. If Service Provider executes any such sales transactions, Service Provider shall remit to PeopleSoft an amount equal to [*] of the then-current standard PeopleSoft perpetual license price and any additional amount received by Service Provider from the Designated Customer shall be retained by Service Provider.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
3.      EXCLUSIVITY

(A)     BY SERVICE PROVIDER.

For [*] following the Effective Date, Service Provider shall not market, sell, host, or otherwise provide access to, any software in connection with the Outsourcing Services which could compete or does compete directly with PeopleSoft's core current Software products. The Parties agree that they will meet as necessary to discuss the scope of the products included in this exclusivity section prior to Service Provider marketing, selling, hosting, or otherwise providing access to, any software in connection with the Outsourcing Services. This exclusivity applies solely to the Software and not to any new products PeopleSoft may introduce which are beyond the scope of PeopleSoft's Software offerings as of the Effective Date.

(B)     BY PEOPLESOFT.

(1) For [*] following the Effective Date, PeopleSoft shall not start, fund, or otherwise invest in any Competitive ASP. If PeopleSoft breaches the provision of this section 3 (b)(1), as the sole and exclusive remedy of Service Provider, Service Provider's obligations under section 3(a) shall immediately cease to apply and to have effect, and Service Provider shall only be free to offer any other software, including, without limitation, software products that are competitive with the Software, in connection with its provision of outsourcing services. For the avoidance of doubt, this subsection shall not in any event apply in any way to PeopleSoft's right to start, fund or invest in any technology, software or services that is not based upon PeopleSoft's PeopleTools architecture.

(2) Notwithstanding anything to the contrary in this Agreement, as consideration for the Technology Access Fee set forth in Exhibit A, for [*] following the Effective Date, PeopleSoft grants Service Provider a worldwide, exclusive, non-transferable, restricted license during the term of this Agreement to use the Software solely to perform outsourcing services at Outsourcing Centers; provided, however that exceptions to the foregoing exclusive license and exclusivity rights and obligations shall be: (a) the PeopleSoft/Usinternetworking outsourcing agreement as amended during March 1999; and (b) PeopleSoft's right, in its sole discretion to grant during such period of exclusivity licenses for outsourcing services to not more than three (3) new third party entities that are not Preferred ASP Partners. All non-conflicting terms and conditions of section 2(c) shall apply and govern with respect to this license grant.

(3) If PeopleSoft breaches either section 3(b)(1) or (b)(2), as the sole and exclusive remedies of Service Provider, (i) Service Provider's obligations under section 3(a) shall immediately cease to apply and to have effect, and Service Provider shall only be free to offer any other software, including, without limitation, software products that are competitive with the Software, in connection with the its provision of outsourcing services, and (ii) Service Provider may cease making any quarterly payments as set forth in Section 2 of Exhibit A for amounts due for the period after the effective date of breach by PeopleSoft; provided, however, that Service Provider shall remain obligated to make any payments due to PeopleSoft for the period up to and including such effective date of termination.

4.      TECHNICAL SERVICES

(A)     SOFTWARE INSTALLATION.

PeopleSoft shall ship the Software for installation at Service Provider's Santa Clara Outsourcing Center at the prevailing rates for installations taking up to five days. Additional installations will occur at the other Service


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
Provider Outsourcing Centers thereafter as the parties agree in writing. Under any other circumstance, installation will be at PeopleSoft's then current standard commercial time and materials hourly or daily rates.

(B)     TRAINING.

PeopleSoft shall provide Software training to Service Provider at a PeopleSoft training center on a mutually agreeable date(s) during the first year following the Effective Date at the rates set forth in Exhibit A hereto. At the Designated Customer's request, Software training for the Designated Customer will be provided as part of the implementation either Service Provider, a third party, or PeopleSoft at their respective then-current prevailing rates.

(C)     IMPLEMENTATION.

Service Provider shall be responsible for the Designated Customer's Software implementation efforts. Service Provider may choose to subcontract some or all of the implementation to PeopleSoft but in that event, PeopleSoft, as a subcontractor, shall be contractually obligated only to Service Provider pursuant to the terms of the relevant subcontract, and not to any third party. The fees for any such implementation by PeopleSoft shall be as set forth in Exhibit A hereto.

(D)     SUPPORT SERVICES.

Service Provider will provide Designated Customers with the first level of software support to the Designated Customers. In consideration of the fees set forth in Exhibit A, PeopleSoft will provide Service Provider with Support Services as set forth in Exhibit A. With respect to support, the Parties agree to meet bi-annually for engineering/architecture meetings. The appropriate personnel and topics of discussion for each meeting shall be determined on a meeting-by-meeting basis.

(E)     CONSULTING.

Service Provider will provide ongoing consulting to Designated Customers which will include the application of Software fixes and upgrades.

(F)     INCIDENTAL EXPENSES.

For any on-site services requested by Service Provider, Service Provider shall reimburse PeopleSoft for actual, reasonable travel and out-of-pocket expenses incurred.

5.      DELIVERY

All Software and Documentation for which delivery from PeopleSoft is required under this Agreement shall be shipped by PeopleSoft FOB PeopleSoft's manufacturing facility. Software and Documentation will be deemed accepted upon shipment by PeopleSoft.

6.      TERMS

(A)     LICENSE FEES.

Service Provider shall pay PeopleSoft the applicable fees as set forth in Exhibit A.

(B)     MINIMUM FEES

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
During years 3, 4, 5 and 6 of the term of this Agreement, if applicable, Service Provider shall pay annual fees to PeopleSoft equal to the greater of: (i) the total amount of User Fees attributable to its Designated Customers or (ii) [*] (the "Annual Minimum"). During years 7, 8, 9 and 10 of the term of this Agreement, if applicable, Service Provider shall pay annual fees to PeopleSoft equal to the greater of: (i) the total amount of User Fees attributable to its Customers or (ii) [*] (the "Annual Minimum"). Upon the anniversary of the Effective Date during these aforementioned contract term years, if Service Provider has not paid PeopleSoft the applicable Annual Minimum in User Fees. within thirty (30) days of the applicable anniversary of the Effective Date, Service Provider shall pay to PeopleSoft the difference between the Annual Minimum and the actual amount of User Fees paid to PeopleSoft in the previous twelve (12) month period.

(C)     REPORTING.

Within ten (10) days after the end of each month, Service Provider shall provide PeopleSoft with a written report in a form to be agreed by the Parties within a reasonable time after the Effective Date. Such reports shall, at a minimum, contain Service Provider information detailing: operational information, service customer data and demographics, software modules licensed for service, customer support operational information, customer performance information, and all other information tracked by Service Provider and needed, in PeopleSoft's sole, but reasonable discretion, to calculate and verify the Fees owed to PeopleSoft during such reporting period, including without limitation break down by month, product and on a cumulative basis. The Parties agree that they will specify such information to be included in such reports on an on-going basis during the term of the Agreement.

(D)     TIMING OF PAYMENTS.

All User Fees shall be due and payable within thirty (30) days of the end of a month and shall be made without deductions based on any taxes or withholdings, except where such deduction is based on PeopleSoft's net income.

(E)     PAYMENT MECHANICS.

All payments made by Service Provider shall be in United States Dollars and directed to:


Wire Instructions:                            Lockbox

Wells Fargo Bank                              Regular Mail: PeopleSoft USA, Inc.
ABA# 121000248                                             Dept. CH10699
Commercial Banking Office                                  Palatine, IL 60055-0699
One Kaiser Plaza, Suite 850
Oakland, CA 94612                             FEDEX:       PeopleSoft USA, Inc.
For Account of: PeopleSoft, Inc.                           c/o Mellon Financial Svcs
Account # 4103-135729                                      5505 N. Cumberland, #307
(*Please reference PeopleSoft name and invoice             Chicago, IL 60656-60656
on the reference line of the wire)                         (Pls ref. Invoice # on check)


(F)     OVERDUE AMOUNTS AND TAXES.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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
Any amounts not paid within thirty (30) days will be subject to interest accrued at the lower of the prime rate as published by Bank of America, NT & SA (or successor) or twelve percent (12%) p.a. compounded quarterly, which interest will be immediately due and payable from the due date for payment until the date of actual receipt of the amount in cleared funds by PeopleSoft. In addition to any other payments due under this Agreement, Service Provider agrees to pay, indemnify and hold PeopleSoft harmless from, any sales, use, excise, import or export, value added or similar tax or duty, and any other tax not based on PeopleSoft's net income, including penalties and interest and all government permit fees, license fees, customs fees and similar fees levied upon the delivery of the Software or other deliverables which PeopleSoft may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items.

(G)     NEW VERSIONS.

PeopleSoft may, at its sole discretion, modify the Software. For purposes of this Agreement, PeopleSoft shall have sole discretion as to whether a product is deemed to be a new version of an existing Software program to be provided to Service Provider under the terms of this Agreement, or a new product. Once a new version of an existing Software program begins shipping but before PeopleSoft ceases support of said prior version in accordance with its Support Services, Service Provider shall cease to use the prior version and will remove the prior versions from its servers and destroy such prior version; provided, however, that in no event shall the foregoing obligate or commit PeopleSoft in any way regarding the availability of new versions.

7.      MARKETING OBLIGATIONS.

(A)     PARTIES OBLIGATIONS.

(1) Service Provider shall use its all commercially reasonable efforts to promote, market and offer Outsourcing Services to potential Designated Customers.

(2) Each Party shall promptly refer all sales or outsourcing leads, as applicable, to the other Party's designated sales contact.

(3) Upon execution of this Agreement, and thereafter on each anniversary date of the Effective Date of this Agreement, Service Provider shall provide a business plan for the ensuing year containing at least the minimum information specified in the initial business plan. PeopleSoft acknowledges and agrees that such information is Confidential Information (as defined in section 11 below) and agrees to protect such information in accordance with the provisions of section 11.

(4) Preferred ASP Partner. During the 18 month exclusivity period set forth in Section (3)(b)(2) above, PeopleSoft shall designate Service Provider as its "Preferred ASP Partner" and each Party shall refer to Service Provider as such in all applicable public communications, including announcements, press releases, marketing materials, trade shows and product brochures.

(5) The Parties agree that during the term of this Agreement, Service Provider or PeopleSoft may periodically issue press releases or other marketing statements indicating that: (i) PeopleSoft is an equity investor in Service Provider, (ii) Mr. Aneel Bhusri is seated on the Service Provider Board of Directors, and (iii) Service Provider has the option to offer Outsourcing Services under a long term agreement between the Parties. The Parties agree that during the eighteen month (18) period of exclusivity set forth in section 3(b) hereof, Service Provider or PeopleSoft may periodically issue press releases or other marketing statements indicating that Service Provider is a Preferred ASP Provider. Notwithstanding anything to the contrary contained in this Agreement, to ensure correct usage of trademarks and accuracy of content, each

        Party shall allow the other Party to review all public communications, announcements, press releases, marketing materials and product brochures pertaining to the other Party's products prior to their release to the public or press, and shall incorporate all changes that the other Party may reasonably request. A Party's failure to respond to the submission of material with either approval or with any recommended changes within three (3) business days of the other Party's verified receipt shall be deemed an approval of the submitted material as submitted. Any repeated or willful violations of this Section 7(a)(5) shall be deemed a material breach of this Agreement as set forth in the section entitled TERMINATION FOR CAUSE below, and shall permit termination of this Agreement in accordance with that Section.

(6) Alliance Governance. PeopleSoft and Service Provider agree to allocate the appropriate resources for ensuring the success and constant improvement of the strategic alliance by establishing an Alliance Steering Committee. With respect to Outsourcing Services transactions, components of the Alliance Steering Committee will include, but not be limited to:

        (a) Equal representation from PeopleSoft and Service Provider management; and

        (b) Annual face-to-face reviews covering the following topics (at a minimum): (1) Market assessment; (2) Client acquisition progress; (3) Pricing evaluation, (4) Implementation progress review; and (5) Review of business terms.

(B)     SALES OBLIGATIONS

(1) PeopleSoft and Service Provider agree to compensate PeopleSoft sales representatives for Designated Customers reported to PeopleSoft by Service Provider for which Service Provider has executed a Sublicense Agreement and paid to PeopleSoft the Fees as set forth in Exhibit A. This compensation will be consistent with PeopleSoft's then-current standard sales compensation policies.

(2) If Service Provider desires to offer Outsourcing Services to a potential customer that is not a Commercial Enterprise because it has annual revenues greater than [*], Service Provider must receive PeopleSoft's prior written consent to pursue such customer, which request shall be reviewed on a case by case basis Service Provider may continue to provide Outsourcing Services for any Designated Customer that: (i) after the date of signing an Outsourcing Agreement, is no longer a Commercial Enterprise because its annual revenues are greater than [*]; or (ii) is acquired by an acquiring entity, that is not a Commercial Enterprise because it has annual revenues greater than [*]; provided, however, that Service Provider must obtain PeopleSoft's prior written consent to provide Outsourcing Services to the entity acquiring the Designated Customer, which request shall be reviewed on a case by case basis. PeopleSoft's General Manager of PeopleSoft Middle Market and PeopleSoft's Regional Vice President of Middle Market Sales will be jointly responsible for granting any written consents required by this section. PeopleSoft agrees it shall not unreasonably withhold its consent and shall respond to Service Provider with respect to any written consent within four (4) business days of receipt of Service Provider's notice of a potential customer. PeopleSoft's failure to respond to the request for consent within this four (4) business day period shall be deemed an approval of Service Provider's request.

(3) PeopleSoft and any third parties that have entered into outsourcer alliance agreements with PeopleSoft shall retain the right to continue to market and distribute the Software to the Market Segments. Any potential channel conflict arising therefrom should be brought immediately to the attention of PeopleSoft's General Manager of PeopleSoft Select for resolution.

(4) PeopleSoft and Service Provider agree not to market, sell or otherwise distribute the Software or

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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
        Outsourcing Services to existing end user customers of the other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

(C)     USE OF TRADEMARKS.

(1) Trademarks. PeopleSoft hereby grants to Service Provider and Service Provider hereby grants to PeopleSoft a non-exclusive, limited license to use the PeopleSoft or Service Provider trademarks and logos, respectively and any other applicable trademarks of each Party (collectively, the "Trademarks" and singularly the "PeopleSoft Trademarks" and the "Service Provider Trademarks") solely on the Software and in advertising and printed materials for the Software or Outsourcing Services in connection with the Software. All representations of the other Party's Trademarks that a Party intends to use shall be exact copies of those used by the owning Party or shall first be submitted to the owning Party for approval, which shall not be unreasonably withheld, of design, color and other details. Each party acknowledges that utilization of the other Party's Trademarks will not create in it, nor will it represent it has any right, title or interest in or to the other Party's Trademarks. Each Party acknowledges the other Party's exclusive ownership of, or right to use, its own Trademarks and agrees not to do anything to impair or dilute the other Party's rights in its own Trademarks. Each Party agrees to display the acknowledgment of the other Party's trademark ownership of the Trademark clearly the first time it is used in any advertising. Service Provider agrees to include the PeopleSoft Trademarks on all copies, advertisements, brochures, manuals, and other appropriate uses made in the promotion, license or use of the Software.

(2) Quality. Each party agrees that the nature and quality of any products or services it supplies in connection with the Trademarks shall conform to the standards set by the owner of the Trademark. Each Party agrees to cooperate with the other Party in facilitating monitoring and control of the nature and quality of such products and services.

8.      SERVICE PROVIDER OBLIGATIONS

(A)     RECORDS.

Each Party agrees to maintain a complete, clear and accurate record for three
(3) years relating to its use and marketing of the Software and Documentation under this Agreement in accordance with generally accepted accounting principles.

(B)     AUDIT.

Service Provider shall permit an independent certified public accountant agreed to by Service Provider, who has executed a nondisclosure agreement and who is not compensated based on the outcome of the audit,, to inspect records pertaining solely to the Software and any other materials provided to Service Provider by PeopleSoft to ensure compliance by Service Provider with its payment obligations to PeopleSoft. Any such inspection and audit shall be conducted not more frequently than annually, during regular business hours, upon reasonable prior written notice, and in such a manner as not to interfere with normal business activities of Service Provider. If an audit reveals that Service Provider has underpaid applicable Fees to PeopleSoft, Service Provider shall be invoiced directly for such underpaid applicable Fees, which shall be due and payable within thirty (30) days of receipt of such invoice. If the underpaid applicable Fees are in excess of five percent (5%), the Service Provider shall pay PeopleSoft's reasonable costs of conducting the audit. If an audit reveals that Service Provider has overpaid applicable Fees to PeopleSoft, PeopleSoft shall refund any overpayments within thirty (30) days. At PeopleSoft's written request, not more frequently than annually, Service Provider shall furnish

PeopleSoft with a signed certification verifying that the Software and Documentation are being used it accordance with the provisions of this Agreement.

(C)     NOTIFICATION OF INFRINGEMENT.

Service Provider shall promptly inform PeopleSoft by telephone, telex or facsimile, with written confirmation by mail, if it becomes aware of any facts indicating that any person is infringing any Intellectual Property Rights of PeopleSoft or is engaging in unauthorized distribution of any Software or Documentation.

(D)     COMPLIANCE WITH LAWS.

In exercising its rights and performing its obligations under this Agreement, each Party will comply with all applicable international, national and local laws and regulations. Each Party further agrees not to violate any provisions of the U.S. Foreign Corrupt Practices Act of 1977 as amended, which generally prohibits the payment of moneys or anything of value to government officials in order to obtain benefits from such government officials or their governments. Without limiting the generality of the foregoing, neither Party will use or re-export, or permit any person to use or re-export the Software or Documentation, without all required licenses, and each Party will comply, and will require all of the Designated Customers to comply, with all applicable export and import control laws. Each Party will defend, indemnify and hold harmless the other Party and its successors, agents, officers, directors and employees from and against any violation of any laws or regulations by such Party or any of its agents, officers, directors, employees or customers.

9.      MODIFICATIONS

The Parties agree and acknowledge, subject to PeopleSoft's underlying proprietary rights, that Service Provider may create Software modifications for a certain Designated Customers at such Designated Customer's request which modifications would not compete with any of PeopleSoft's product offerings solely and exclusively for Service Providers' Designated Customers' internal business operations ("Modifications"). As between Service Provider and PeopleSoft, subject to PeopleSoft's underlying proprietary rights in PeopleTools and/or PepperTools, Service Provider shall own all right, title, and interest in and to any such Modification developed by Service Provider and all Intellectual Property Rights therein and thereto. Service Provider agrees to use such Modification only for Service Provider's internal business operations and/or the internal use by its Designated Customers. Further, Service Provider shall not sell, distribute or license such Modification to any other third parties.

To the extent that Service Provider desires to have PeopleSoft provide support for such Modification consistent with PeopleSoft's Support Services, Service Provider will notify PeopleSoft and deliver to PeopleSoft the source and object code versions of such Modification, and any updates or further modifications thereto, and if PeopleSoft accepts the Modification for the provision of Support Services, PeopleSoft shall then have a perpetual, irrevocable, worldwide, royalty free license from Service Provider to use, enhance, distribute, sublicense and incorporate such Modification into PeopleSoft's software products.

If Service Provider elects to undergo development during the term of this Agreement of a technical or functional addition to the Software, designed to improve functionality and/or operations, which is not a Modification ("Enhancement"), Service Provider and PeopleSoft shall negotiate in good faith a separate software development and license agreement which would provide for, at a minimum, ownership of and licenses to any such Enhancement as well as intellectual property indemnification with respect to such Enhancements. For the avoidance of doubt, all Modifications and Enhancements that include PeopleTools or

PepperTools shall be subject to PeopleSoft's underlying proprietary interests in PeopleTools and PepperTools.

10.     OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

(a) Service Provider acknowledges that the structure, organization and code of the Software are proprietary to PeopleSoft and that PeopleSoft retains exclusive ownership of the Software, Documentation and Trademarks Service Provider will take reasonable measures to protect PeopleSoft's Intellectual Property Rights in the Software, Documentation and Trademarks, including such assistance and measures as are reasonably requested by PeopleSoft from time to time. Except as provided herein, Service Provider is not granted any other Intellectual Property Rights, or any other rights, franchises or licenses, with respect to the Software. Documentation or Trademarks.

(b) Except as provided in the Section entitled Modifications, any Intellectual Property Rights developed by Service Provider with PeopleSoft's direct assistance in connection with the license grants shall be owned by PeopleSoft, and therefore Service Provider irrevocably assigns to PeopleSoft all right, title and interest worldwide in and to such Intellectual Property Rights. If Service Provider has any rights to such Intellectual Property Rights that cannot be assigned to PeopleSoft, Service Provider unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against PeopleSoft with respect to such rights, and agrees, at PeopleSoft's request and expense, to consent in writing to and join in any action to enforce such rights. If Service Provider has any rights to such Intellectual Property Rights that cannot be assigned to PeopleSoft or waived by Service Provider, Service Provider unconditionally and irrevocably grants to PeopleSoft during the term of such rights, an exclusive, (subject to Service Provider's own right to use as set forth above) irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicense, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

(c) Service Provider shall indemnify and hold harmless PeopleSoft from and against any suits, actions, losses, damages and other expenses arising out of or in connection with any claim that any Software Modifications, as delivered by Service Provider to a Designated Customer infringes or violates a U.S. or Canadian patent, copyright, trademark, trade secret or other proprietary right of any third party; provided PeopleSoft (i) notifies Service Provider in writing within ten (10) days of such claim, suit or proceeding, (ii) gives Service Provider the right to control and direct the investigation, preparation, defense and settlement of any claim, suit or proceeding; and (iii) gives assistance and full cooperation for the defense of same. If PeopleSoft's use of the Modifications is prevented in any way by an injunction or court order because of any claim of infringement or misappropriation, Service Provider shall, at its sole expense, use reasonable commercial efforts to: (a) replace or modify such software so that it is no longer subject to a claim of infringement; or (b) procure for the benefit of PeopleSoft the right to use such software. Service Provider shall have liability under this Section 10(c) for the claim of infringement based only on the percentage or portion the infringement claim is (or alleged to be) attributable to such software. The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of such Modification in any manner for which the Modification was not designed, or for use of Modification for other than the uses and distributions designated by Service Provider, for use of any Modification which has been modified by PeopleSoft or any third party, or for use of any Modification in connection with or in combination with any equipment, devices or software which have not been approved by Service Provider, where such alleged infringement would not have occurred but for the use of such Modification in connection with or in combination with such equipment devices or software.

11.     CONFIDENTIALITY

During the term of this Agreement, Service Provider and PeopleSoft may be exposed to certain information. including know-how and trade secrets, proposed new products and services, and/or the business or affairs which are the confidential and proprietary information of the other Party and not generally known to the public (herein "Confidential Information"). The Parties agree that during and after the term of this Agreement, they will not use or disclose any Confidential Information to any third party without the prior written consent of the other Party. The Parties hereby consent to the disclosure of its Confidential Information to the employees, contractors or consultants of the other Party as is reasonably necessary in order to allow the other Party to perform its obligations under this Agreement and to obtain the benefits hereof, provided that each such employee, contractor or consultant who will have access to any Confidential Information has executed a non-disclosure agreement which prohibits the unauthorized use or disclosure of any such Confidential Information. This section shall not apply, or shall cease to apply, to data and information supplied by a Party if the other party can establish that such data or information: (a) was already known to it, (b) has come into the public domain without a breach of confidence by that party, (c) was received by that party from a third party without restrictions on its use in favor of the other party,
(d) was developed independently by that party without reliance on or any reference to the other party's Confidential Information or (e) is required to be disclosed pursuant to any statutory or regulatory provision or court order, provided, however, that the party provides notice thereof to the other party, together with the statutory or regulatory provision, or court order, on which such disclosure, is based, as soon as practicable prior to such disclosure so that the other party has the opportunity to obtain a protective order or take other protective measures as it may deem necessary with respect to such information.

12.     WARRANTY AND INDEMNITY

(A)     SOFTWARE WARRANTY.

For each copy of Software that Service Provider licenses and receives Support Services hereunder, PeopleSoft warrants to Service Provider that for a period of one (1) year from the date on which, such Software is shipped by PeopleSoft that the Software, unless modified by Service Provider, will perform the functions described in the associated Documentation in all material respects when operated on a system which meets the requirements specified by PeopleSoft in the Documentation. PeopleSoft will undertake to correct any reported error condition in accordance with its technical support policies. Provided that Service Provider gives PeopleSoft written notice of a breach of the foregoing warranty during the warranty period, Service Provider's sole and exclusive remedy shall be for PeopleSoft to correct any reproducible errors pursuant to the Support Services terms and conditions.

(B)     MEDIA WARRANTY.

PeopleSoft warrants the Software media to be free of defects in materials and workmanship under normal use for ninety (90) days from the date the Software is shipped by PeopleSoft. In any breach of the foregoing warranty, and provided that Service Provider gives written notice thereof during the warranty period, Service Provider's sole and exclusive remedy shall be to require PeopleSoft to replace defective media returned within such warranty period.

(C)     SERVICES WARRANTY.

PeopleSoft warrants any services provided hereunder shall be performed in a professional and workmanlike manner in accordance with generally accepted industry practices. PeopleSoft's sole and exclusive obligation pursuant to this warranty shall be to re-perform any work not in compliance with this warranty that is brought to its attention by written notice within thirty (30) days after such services are performed.

(D)     YEAR 2000 WARRANTY

PeopleSoft warrants for a period beginning with the Effective Date and ending on January 31, 2001 that, provided that Service Provider continuously receives Software Support Services through January 31, 2001 and is utilizing a then-supported release of the Software, the Software shall operate in accordance with the Documentation with respect to date calculations before, during, and after the Year 2000 in that it will be Compliant to correctly address and operate accurately: (1) the change of the century in a standard compliant manner, including both the Year 2000 and beyond; (2) the existence and absence of leap years; and (3) date related operations. Compliant means that the Software operates and correctly processes in a manner that: (i) calculations using dates execute utilizing a four digit year; (ii) the Software functionality, including but not limited to, entry, inquiry, maintenance and update (whether on-line, batch or otherwise) supports four digit year processing; (iii) successful transition to the Year 2000 using the correct system date occurs without human intervention; (iv) after the transition to the Year 2000, processing with a four digit year shall occur without human intervention; (v) all leap years shall be calculated correctly; and (vi) correct results shall be produced in forward and backward date calculation spanning century boundaries (there are no years stored as two digits).

(E)     DISCLAIMER OF WARRANTIES.

EXCEPT AS SET FORTH IN SECTIONS ENTITLED SOFTWARE WARRANTY, MEDIA WARRANTY, SERVICES WARRANTY, YEAR 2000 WARRANTY ABOVE, PEOPLESOFT EXPRESSLY DISCLAIMS TO THE EXTENT PERMITTED BY LAW ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY BY ANY TERRITORY OR JURISDICTION, RELATING TO THE SOFTWARE, DOCUMENTATION OR RELATED SERVICES AND FURTHER EXPRESSLY EXCLUDES TO THE EXTENT PERMITTED BY LAW ANY WARRANTY OF NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

PeopleSoft does not warrant that the Software will operate in combinations other than as specified in the Documentation or that the operation of the Software will be uninterrupted or error-free. Pre-production releases of Software are distributed "AS IS."

SERVICE PROVIDER DOES NOT WARRANT ANY OF THE ENHANCEMENTS OR MODIFICATIONS AND EXPRESSLY DISCLAIMS TO THE EXTENT PERMITTED BY LAW ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY BY ANY TERRITORY OR JURISDICTION, RELATING TO THE ENHANCEMENTS, MODIFICATIONS, DOCUMENTATION OR RELATED SERVICES AND FURTHER EXPRESSLY EXCLUDES TO THE EXTENT PERMITTED BY LAW ANY WARRANTY OF NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY. MODIFICATIONS AND ENHANCEMENTS, IF ANY, ARE PROVIDED "AS IS."

(F)     INDEMNITY.

Subject to the limitations set forth herein below, PeopleSoft shall indemnify and defend Service Provider with respect to all claims, suits, losses, liabilities, damages, costs and expenses (inclusive of Service Provider's reasonable attorney's fees) or proceedings with respect to any claim that the Software, as designed and licensed to Service Provider in furtherance of this Agreement, infringe upon any U.S. and Canadian patent, trademark or copyright trade secret or other proprietary right; provided, however, that Service Provider (i) notifies PeopleSoft in writing within ten (10) days of such claim, suit or proceeding, (ii) gives PeopleSoft the right to control and direct the investigation, preparation, defense and settlement of any claim, suit or proceeding; and (iii) gives assistance and full cooperation for the defense of same and further provided that PeopleSoft's liability with respect to third party software embedded in the Software will be limited to the extent PeopleSoft is indemnified by such third parties. PeopleSoft shall pay any resulting damages, costs and expenses finally awarded to a third party but PeopleSoft is not liable for settlements incurred by Service Provider without PeopleSoft's written authorization. If such claim, suit or proceeding has occurred or, in PeopleSoft's opinion, is likely to occur, PeopleSoft may, at its election and expense, either obtain for Service Provider the right to continue distributing such allegedly infringing Software or replace or modify the Software so it is not infringing.

(G)     EXCLUSIONS.

The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of such Software in any manner for which the Software were not designed, or for use of Software for other than the uses and distributions designated by PeopleSoft, for use of any Software which has been modified by Service Provider or any third party, or for use of any Software in connection with or in combination with any equipment, devices or software which have not been approved by PeopleSoft, where such alleged infringement would not have occurred but for the use of such Software in connection with or in combination with such equipment devices or software.

(H)     ENTIRE LIABILITY.

THE FOREGOING SECTIONS ENTITLED INDEMNITY AND EXCLUSIONS STATE THE SOLE AND EXCLUSIVE REMEDY OF SERVICE PROVIDER AND THE ENTIRE LIABILITY AND OBLIGATION OF PEOPLESOFT WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE, BUNDLED SOFTWARE, DOCUMENTATION, RELATED SERVICES OR ANY PART THEREOF.

(I)     LIMITATIONS AND DISCLAIMER.

Service Provider shall make no warranty, express or implied, on behalf of PeopleSoft. Nothing contained in this Agreement shall prejudice the statutory rights of any party dealing as a consumer.

(J)     INDEMNITY BY SERVICE PROVIDER.

Service Provider agrees to indemnify and hold PeopleSoft harmless from any claims, suits, proceedings, losses, liabilities, damages, costs and expenses (inclusive of PeopleSoft's reasonable attorneys' fees) made against or incurred by PeopleSoft as a result of negligence, misrepresentation, error or omission on the part of Service Provider or representatives of Service Provider. Service Provider shall be solely responsible for, and shall indemnify and hold PeopleSoft harmless from, any claims, warranties or representations made by Service Provider or Service Provider's employees or agents that differ from the warranty provided by PeopleSoft in its then current PeopleSoft License Agreement; provided, however, that PeopleSoft (i) notifies Service Provider in writing within ten (10) days of such claim, suit or proceeding, (ii) gives Service Provider the right to control and direct the investigation, preparation, defense and settlement of any claim suit or proceeding; and (iii) gives assistance and full cooperation for the defense of same. Service Provider shall pay any resulting damages, costs and expenses finally awarded to a third party but Service Provider is not liable for settlements incurred by PeopleSoft without Service Provider's written authorization.

13.     TERM AND TERMINATION

(A)     TERM.

The term of this Agreement shall commence as of the Effective Date of this Agreement and continue for an initial term of two (2) years unless sooner terminated as set forth below. This Agreement shall be reviewed annually (the "Annual Review") by the Parties. The Annual Review shall include such criteria as performance in the marketplace (as determined by comparison against PeopleSoft's standard support, quality and referencability guidelines, which guidelines shall be made reasonably available to Service Provider) and a review of the business terms herein. This Agreement will automatically renew for eight
(8) successive one (1) year terms unless Service Provider gives the other Party written notice of its intent to allow the Agreement to terminate at its expiration. Such notice shall be given not less than twelve (12) months prior to the end of the Agreement's term.

(B)     TERMINATION WITH CAUSE.

Any of the following shall constitute an event of default:

        (1) Either Party fails to perform any of its material obligations under this Agreement and such failure remains uncured for forty-five (45) days after receipt of written notice thereof; or

        (2) Either Party ceases to conduct business, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within ninety (90) days or makes an assignment for the benefit or its creditors.

If an event of default occurs, the non-defaulting Party in addition to any other rights available to it under law or equity, may withhold its performance hereunder or may terminate this Agreement and the licenses granted hereunder by written notice to the defaulting Party. Unless otherwise provided in this Agreement, remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

(C)     RIGHTS UPON TERMINATION.

Upon termination of this Agreement pursuant to Section 13(b) or by expiration of this Agreement, all Service Provider's rights to market Outsourcing Services and use the Software as set forth in this Agreement shall cease, except that Service Provider shall be permitted to continue to use the Software solely to fulfill existing contractual obligations for the greater of: (a) [*] or (b) PeopleSoft's then current standard Support Services cycle for supporting the then-current release (the "Migration Period") and PeopleSoft agrees and acknowledges its obligations to honor such Sublicense Agreements for such Migration Period. The intent of this section is not to force Designated Customers to migrate from Service Provider's support in a manner that unduly disrupts a Designated Customer's business operations, rather the intent of this section to dramatically limit the likelihood that Service Provider will take actions that materially breach this Agreement and then fail to satisfactorily cure the material breach in a timely manner.

(D)     PAYMENT UPON TERMINATION.

If Service Provider terminates this Agreement, the payment date of all moneys due to PeopleSoft shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously; provided, however, that in no event shall the foregoing obligate Service Provider to accelerate and make payments to PeopleSoft for obligations beyond the end of the Migration Period. If PeopleSoft terminates this Agreement, Service Provider shall immediately pay PeopleSoft all payments due as of the date of termination.

(E)     LIABILITY UPON TERMINATION.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. EXCEPT FOR DAMAGES INCURRED BY SERVICE PROVIDER UNDER SECTION 12(f), AND EXCEPT FOR DAMAGES INCURRED BY PEOPLESOFT UNDER SECTION 10(c), OR SECTION 2(B), IN NO EVENT WILL EITHER PARTY'S AGGREGATE CUMULATIVE LIABILITY TO THE OTHER PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID TO PEOPLESOFT BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT.

16.     NON-SOLICITATION

During the Term and for a period of one year subsequent to the expiration or termination of this Agreement, neither Service Provider nor PeopleSoft shall, without the prior written consent of the other engage for recruitment, either directly or indirectly as an employee, consultant, or independent contractor any of the personnel of the other who is directly involved in the provision of Outsourcing Services or the support of such Outsourcing Services at the time of such expiration or termination; provided, however, that the foregoing prohibitions of this section shall apply only to recruitment conducted or directed by personnel of Service Provider or PeopleSoft who have directly or indirectly acquired knowledge of recruitment prospects by reason of such prospects' involvement in such activities; and provided further that the sole, exclusive remedy for violations of this provision shall be monetary and shall be equal to 20% of any such person's annual salary plus twenty percent (20%) of any guaranteed bonus.

17.     GENERAL.

(A)     NOTICES.

All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either Party may specify in writing. Notices shall be sent to the person bearing the title set forth below the Party's signature to this Agreement.

(B)     FORCE MAJEURE.

Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such Party; provided however, that problems resulting from PeopleSoft's failure to be Year 2000 Compliant shall not be deemed to be a force majeure event.

(C)     ASSIGNMENT.

Service Provider may not assign this Agreement, delegate any duty or assign any right hereunder without the prior written consent of PeopleSoft, which shall not be unreasonably withheld or delayed. Any assignment in violation of this section shall be void and of no effect.

(D)     WAIVER.

The failure of either Party to require performance by the other Party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

(E)     SEVERABILITY.

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and, in such event, any such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or intended provision within the limits of applicable law or applicable court decisions.

(F)     INJUNCTIVE RELIEF.

It is understood and agreed that notwithstanding any other provisions of this Agreement, a breach by Service Provider of Section 2 ("License Grants") or by either Party of Section 11 ("Confidentiality"), may cause either Party irreparable damage for which recovery of money damages would be inadequate, and that, in addition to any and all remedies available at law, either Party shall be entitled to seek timely injunctive relief to protect its rights under this Agreement.

(G)     CONTROLLING LAW.

This Agreement shall be governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

(H)     NO AGENCY.

Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties.

(I)     HEADINGS.

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

(J)     WARRANTY.

Each Party warrants that it has full power and authority to enter into and perform this Agreement, and that the person signing this Agreement on such Party's behalf has been duly authorized and empowered to enter into this Agreement. Each Party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

(K)     CHOICE OF FORUM AND VENUE.

The Superior Court of Alameda County and the United States District Court for the Northern District of California shall together have non-exclusive jurisdiction over disputes under this Agreement. Service Provider consents to personal jurisdiction of the above courts.

(L)     CONFIDENTIALITY OF AGREEMENT.

Neither Party will disclose any terms, conditions, or pricing of this Agreement, except: (i) pursuant to a mutually agreeable press release; (ii) to its accountants, legal, business, financial advisors and/or potential investors, all under non-disclosure; or (iii) as otherwise required by law.

(M)     COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

(N)     DISCLAIMER.

The Software is not specifically developed or licensed for use in any nuclear, aviation, mass transit or medical application or in any other inherently dangerous applications. Service Provider agrees that PeopleSoft and its suppliers shall not be liable for any claims or damages arising from Service Provider's use of the Software for such applications. Service Provider agrees to indemnify and hold PeopleSoft harmless from any claims for losses, costs, damages or liability arising out of or in connection with its use of the Software in such applications.

(O)     ENTIRE AGREEMENT.

This Agreement, together with any schedules, exhibits and addenda completely and exclusively states the agreement of the Parties regarding Service Provider's rights to provide Outsourcing Services. In the event of any conflict between the terms of this Agreement and an addendum hereto, the terms of the addendum shall control with respect to the subject matter of the addendum only. This Agreement supersedes, and its terms govern, all prior proposals, agreements or other communications between the Parties, oral or written, regarding the subject matter of this Agreement. The Parties agree that this Agreement shall replace and supersede in its entirety the Prior Agreement. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of PeopleSoft and Service Provider by their duly authorized representatives, and any purchase order or other document purporting to supplement the provisions hereof shall be void.

In Witness Whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Corio, Inc.                                PeopleSoft USA, Inc.

Authorized Signature                       Authorized Signature

/s/ Signature Illegible                    /s/ Signature Illegible

Printed Name Jonathan                      Printed Name Ken Horowitz

Title EVP & ??                             Title Vice President

                                    EXHIBIT A

                                  FEES AND USE

1.      ASP MONTHLY USER FEES.

For each Active User or Casual User of each Designated Customer, Service Provider shall pay to PeopleSoft the monthly per-user fee set forth below:

1a.     Active Users. During the first twelve (12) months of the term of the
Agreement, Service Provider shall pay to PeopleSoft a monthly Active User Fee in the amount of [*] per Active User, unless otherwise mutually agreed. Following the twelfth (12th) month after the Effective Date, and throughout the remaining months of the term of this Agreement, Service Provider shall pay to PeopleSoft a monthly Active User Fee not to exceed [*] per Active User unless otherwise mutually agreed.

1b.     Casual Users. During the term of the Agreement, Service Provider shall pay to PeopleSoft a monthly Casual User Fee not to exceed [*] per Casual User, unless otherwise mutually agreed.

2.      TECHNOLOGY ACCESS FEE.

In consideration for the market access, distribution, Preferred ASP Partner status and bundled back-end user services provided by PeopleSoft to Service Provider under the Agreement, Service Provider shall pay to PeopleSoft a non-refundable, non-cancelable aggregate fee of [*], which shall be payable on a PeopleSoft fiscal quarterly basis for the term of the eighteen (18) month exclusivity period set forth in section 3(b). In the event that the exclusivity period is terminated pursuant to section 3(b) prior to the expiration of such eighteen (18) month exclusivity period, Service Provider shall not be responsible for payments hereunder for fees payable for periods after such termination; provided, however that Service Provider shall continue to be responsible to pay PeopleSoft all fees payable up to and including such termination date, including any prorata payment, as applicable, for the quarter in which such termination occurs.

3.      USER FEE ADJUSTMENTS.

3a.     Review. PeopleSoft and Service Provider agree to re-evaluate the User
Fees on no less than an annual basis to ensure the User Fees and pricing model are competitive in the market and consistent with changes in PeopleSoft pricing. Any changes shall be agreed to in writing by the Parties.

3b.     Effect of PeopleSoft Increases. PeopleSoft agrees that in no event shall a User Fee increase effect any existing Designated Customers. Any User Fee increases will only be applied to new Designated Customers as of the effective date of the User Fee increase.

3c.     Effect of Service Provider Increases. Service Provider shall proportionately increase the fee payable to PeopleSoft in situations whereby Service Provider has increased the pricing of the User Fees at any time after execution of an Outsourcing Agreement with a Designated Customer (whether in accordance with the terms of such Outsourcing Agreement or by amendment of such Outsourcing Agreement) due to an increase in the application component. In such situations, Service Provider shall pay PeopleSoft the pro-rata share increase for


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the Software increase.

For the avoidance of doubt, the Parties agree that any renewals of any Outsourcing Agreement with a Designated Customer shall be priced at then current User Fees.

4.      TRAINING FEES.

PeopleSoft shall provide up to two hundred (200) standard training units at no additional fees to Service Provider for the first fifteen months after the Effective Date. Thereafter, Service Provider shall receive Software training at a rate of $350 per standard unit for the first year after the Effective Date. For each year thereafter, PeopleSoft shall have the discretion to amend the rate applicable for such year; provided the new rates are consistent with the changes to PeopleSoft's standard training fees.

5.      PROFESSIONAL SERVICES GROUP.

Service Provider shall receive services from Professional Service Group at a [*] price reduction from the rates set forth in Addendum 1 hereto for the first fifteen months after the Effective Date. For each year thereafter, PeopleSoft shall have the discretion to amend the rates applicable for such year.

6.      DEFINITIONS.

The following definition shall apply to the Agreement and all exhibits thereto.

"SOFTWARE" consists of the following products:

PEOPLESOFT HRMS
        HUMAN RESOURCES
        PAYROLL
        BENEFITS ADMINISTRATION
        FSA ADMINISTRATION
        PAYROLL INTERFACE
        TIME AND LABOR
        EXPENSES (FINANCIALS PRODUCT)
PEOPLESOFT FINANCIALS
        GENERAL LEDGER
        RECEIVABLES
        PAYABLES
        ASSET MANAGEMENT
        PROJECTS
        BUDGETS (EMBEDDED ESSBASE IN 7.5)
        TREASURY - CASH MANAGEMENT
PEOPLESOFT DISTRIBUTION
        ORDER MANAGEMENT
        REMOTE ORDER ENTRY
        ORDER PROMISING
        BILLING
        PURCHASING
        INVENTORY
        ENTERPRISE PLANNING
        PRODUCT CONFIGURATOR
PEOPLESOFT MANUFACTURING
        ENGINEERING
        BILLS AND ROUTINGS


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        QUALITY
        PRODUCTION MANAGEMENT
        COST MANAGEMENT
PRODUCTION PLANNING

ACCEPTED BY:                              ACCEPTED BY:

CORIO, INC.                               PEOPLESOFT USA, INC.

/s/ Signature Illegible                   /s/ Signature Illegible
---------------------------               --------------------------
Authorized Signature                      Authorized Signature

Jonathan Lee, EVP                         Ken Horowitz Vice President
---------------------------               --------------------------
Printed Name and Title                    Printed Name and Title

                                   Addendum 1

                                    PSG Rates


               CONSULTING RESOURCE LEVEL                         STANDARD HOURLY RATE
               Associate Consultant                              $150.00

               Consultant                                        $190.00

               Senior Consultant                                 $225.00

               Project Manager                                   $250.00

               Practice Manager                                  $250.00

               Process/Product Specialist                        $250.00

               Systems Engineer                                  $250.00

               Senior Project Manager                            $275.00

               Senior Systems Engineer                           $275.00

               Enterprise Solutions Specialist                   $275.00

               Enterprise Implementation Manager                 $300.00


ACCEPTED BY:                               ACCEPTED BY:
CORIO, INC.                                PEOPLESOFT USA, INC.

/s/ Signature Illegible                    /s/ Signature Illegible
---------------------------                --------------------------
Authorized Signature                       Authorized Signature

Jonathan Lee, EVP                          Ken Horowitz - Vice President
---------------------------                --------------------------
Printed Name and Title                     Printed Name and Title

                                    EXHIBIT B

                 SOFTWARE SUPPORT SERVICES TERMS AND CONDITIONS

Software Support Services Terms and Conditions ("SUPPORT SERVICES") are referenced in and incorporated into the Outsourcer Alliance Agreement ("Agreement") between PeopleSoft and Corio, Inc. ("Service Provider"). Capitalized terms have the same meaning as they do in the Agreement. Upon reasonable notice, PeopleSoft reserves the right to modify the terms and conditions of Support Services on an annual basis to reflect current market conditions.

1.      COVERAGE

PeopleSoft provides Service Provider with Support Services for the Software for the Outsourcing Center at __________ in exchange for payment of the applicable Support Services fees. Only designated Service Provider employees may contact PeopleSoft for the provision of Support Services in exchange for payment of the applicable Support Services fees.

2.      SOFTWARE MAINTENANCE

PeopleSoft will periodically issue the following technical and functional improvements to Software:

        (1) Fixes to Errors; (2) Updates; and (3) Enhancements

3.      PRIORITY LEVEL OF ERRORS

PeopleSoft shall address Errors in accordance with the following protocols:

Priority 1-Critical Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides expanded communication on correction status; and (3) escalates troubleshooting a Workaround or Fix.

Priority 2-Urgent Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides ongoing communication on correction status; and (3) initiates troubleshooting a Workaround or Fix.

Priority 3-Standard Level: PeopleSoft: (1) assigns PeopleSoft specialist(s) to commence correction of Error; and (2) exercises all commercially reasonable efforts to include the Fix for Error in the next Update.

Priority 4-Base Level: PeopleSoft: (1) assigns Error to case management and tracking; and (2) may include the Fix for Error in the next Update.

4.      TELEPHONE SUPPORT

PeopleSoft provides telephone support concerning Software installation and use. Except for designated holidays, PeopleSoft's standard Global Support Center telephone hours are Monday through Friday, 4:00 a.m. to 6:30 p.m., Pacific Time. Consult PeopleSoft's then-current Customer Services Guide for Global Support Center locations and local operating hours. Telephone Support is also available 24-hours-a-day, 7-days-a-week for in-production customers who need to resolve critical production problems outside of standard support hours.

5.      PEOPLESOFT CUSTOMER CONNECTION SM

a. PeopleSoft Customer Connection is an on-line, self-service system that features postings by PeopleSoft and customers regarding technical and non-technical topics of interest. Service Provider may access PeopleSoft Customer Connection via Internet access at its own expense.

b. Software Updates, Enhancements, and Fixes may be delivered to Service Provider through PeopleSoft Customer Connection, or by mail from PeopleSoft on Service Provider's written request. PeopleSoft information posted to Customer Connection is confidential and proprietary and shall only be used in connection with Service Provider's use of the Software and informational communications with other PeopleSoft Customer Connection participants. PeopleSoft shall have the right to publish, modify and distribute any information or software provided by Service Provider to Customer Connection in all languages. Service Provider shall not use PeopleSoft Customer Connection for advertising or public relations purposes and shall only submit information to PeopleSoft Customer Connection that Service Provider owns or has permission to use in such manner.

c. To diminish exposure to software viruses, PeopleSoft tests and scans all information entered by PeopleSoft for software viruses prior to submitting it to PeopleSoft Customer Connection. Service Provider shall also use a reliable virus detection system on any software or information posted to PeopleSoft Customer Connection, utilize back-up procedures, monitor access to PeopleSoft Customer Connection, promptly notify PeopleSoft of any virus detected within Service Provider's systems associated with PeopleSoft Customer Connection and generally exercise a reasonable degree of caution when utilizing information from PeopleSoft Customer Connection. PeopleSoft does not warrant that PeopleSoft Customer Connection will operate without interruption or without errors. PeopleSoft reserves the right to modify or suspend PeopleSoft Customer Connection service in connection with PeopleSoft's provision of Support Services. PeopleSoft assumes no responsibility for anything posted by anyone other than PeopleSoft, including, but not limited to, information about PeopleSoft software, modification code, or portions thereof.

6.      FEES

PeopleSoft shall provide Service Provider with Support Services for the Software for the Outsourcing Center set forth in the section 1 above in consideration of Service Provider's payment to PeopleSoft of the applicable fees in Exhibit A. In the event Service Provider elects to receive Support Services outside of the scope of the foregoing, Service Provider shall pay PeopleSoft fees to be agreed upon by the Parties. Unless Service Provider has provided proof of tax-exempt status, Service Provider shall be responsible for all taxes associated with payment for Support Services, exclusive of taxes based on PeopleSoft's income. In the event Service Provider elects not to renew Support Services and subsequently request Support Services, PeopleSoft shall reinstate Support Services only after Service Provider pays PeopleSoft the annual then current fee plus all cumulative fees that would have been payable had Service Provider not suspended Support Services.

7.      TERM AND TERMINATION

Unless otherwise expressly set forth in the Agreement or Schedule, Support Services shall be provided for a period of one (1) year from the Schedule Effective Date, and shall be extended each additional year unless terminated by either Party. Each one (1) year term shall commence on the anniversary of the Schedule Effective Date.

Either Party may terminate the Support Services provisions at the end of any support term by giving the other Party written notice at least ninety (90) days prior to the end of the term.

In the event Service Provider fails to make payment pursuant to the section 6 of the Agreement, or in the event Service Provider breaches the Support Services provisions and such breach has not been cured within thirty (30) days of written receipt of notice of breach, PeopleSoft may suspend or cancel Support Services.

8.      EXCLUSIONS

PeopleSoft shall have no obligation to support:

        a.      Substantially altered, damaged or modified Software;

        b. Software that is not the then-current release, or a Previous Sequential Release;

        c. Errors caused by Service Provider's negligence, hardware malfunction, or other causes beyond PeopleSoft's reasonable control;

        d. Software installed in a hardware or operating environment not supported by PeopleSoft; and

        e.      Third party software not licensed through PeopleSoft.

9.      GENERAL

All Updates, Enhancements and Fixes provided to Service Provider are subject to the terms and conditions of the Agreement. PeopleSoft may modify Support Services on an annual basis to reflect current market condition upon reasonable notice.

10.     DEFINITIONS

"ENHANCEMENT" means a technical or functional addition to the Software delivered with a new Software release to improve functionality and/or operations. Enhancements are delivered to Service Provider only on an if and when available basis.

"ERROR" means a Software malfunction that degrades the use of the Software.

"FIX" means the repair or replacement of source, object or executable code Software versions to remedy an Error.

"PREVIOUS SEQUENTIAL RELEASE" means a Software release for a particular operating environment that has been replaced by a subsequent Software release in the same operating environment. PeopleSoft will support a Previous Sequential Release for a period of eighteen (18) months after release of the subsequent release. Multiple Previous Sequential Releases may be supported at any given time.

"PRIORITY 1" means an Error that renders the Software inoperative or causes the Software to fail catastrophically.

"PRIORITY 2" means an Error that affects performance of the Software and degrades Service Provider's use of the Software.

"PRIORITY 3" means an Error that affects performance of the Software, but does not degrade Service Provider's use of the Software.

"PRIORITY 4" means an Error that causes only a minor impact on the use of the Software.

"UPDATE" means all published revisions to the Documentation and one (1) copy of the new Software release not designated by PeopleSoft as new products or functionality for which it charges separately. Updates are delivered to Service Provider only on an if and when available basis.

"WORKAROUND" means a change in the procedures followed or data supplied to avoid an Error without significantly impairing Software performance.

                                    EXHIBIT C

                   FORM OF ALLIANCE PARTNER LICENSE AGREEMENT

This Software License and Services Agreement ("Agreement") is made as of the Effective Date, by and between the PeopleSoft entity ("PeopleSoft") and the Licensee entity ("Licensee") set forth below.

1.      LICENSE

1.1 PeopleSoft grants Licensee a non-exclusive, non-transferable license to use the Software during the Term on one or more servers at Licensee's facilities located in the Named Country, solely for Licensee's internal data processing operations (including PeopleSoft's extended enterprise capabilities) per the Operating Metrics specified in the Schedule(s). Licensee shall use any third party Software products or modules provided by PeopleSoft solely with PeopleSoft Software. Licensee may modify or merge the Software with other software, provided, however, that no modification, however extensive, shall diminish PeopleSoft's title or interest in the Software or constitute a waiver of moral rights in the Software.

1.2 PeopleSoft grants Licensee the right, solely for Licensee's internal data processing operations, to permit Software access to a Designate, provided such access does not include permitting Designate to copy the Software or access the source code.

1.3 PeopleSoft shall provide Licensee with the number of Software copies as specified in the Schedule. Licensee may make a reasonable number of copies of the Software solely for Licensee's internal use, including back-up and archive purposes, in accordance with the terms of this Agreement, provided all copyright and proprietary notices are reproduced.

2.      LICENSE EXCLUSIONS

2.1     Except as otherwise provided here, Licensee shall not:

a. Cause or permit reverse compilation or assembly of all or any portion of the Software;

b. Distribute, disclose, market, rent, lease or transfer to any third party any portion of the Software (including Tools) or use the Software in any service bureau arrangement, facility management, or third party training;

c. Disclose the results of Software performance benchmarks to any third party without PeopleSoft's prior written consent;

d. Transfer the Software to a different database platform or operating system, or use the Software outside the Named Country, without Notice to PeopleSoft and payment of any additional fees that may be due;

e. Export Software in violation of U.S. Dept. of Commerce, Canadian, or applicable export administration regulations; or,

f.      Use Tools except with the licensed PeopleSoft applications.

2.2 No license, right, or interest in any PeopleSoft trademark, trade name, or service mark is granted.

3.      FEES AND PAYMENT

3.1 Licensee shall pay PeopleSoft the fees as specified in each Schedule. Unless Licensee provides PeopleSoft with a valid tax exemption or direct pay certificate, Licensee is responsible for all taxes, duties and customs fees concerning the Software and/or services, excluding taxes based on PeopleSoft's income. Overdue payments shall be subject to a finance charge equal to the lesser of twelve percent per year or the maximum rate allowed under applicable law.

3.2 Software license fees are based on Operating Metrics. Expansion of Licensee's level of use requires payment of additional fees to PeopleSoft, as set forth in the Schedule.

3.4 PeopleSoft shall provide Licensee with annual statements of its Operating Metrics. Licensee agrees to certify its then-current Operating Metrics to PeopleSoft. If Licensee's then-current Operating Metrics are such that an additional fee is required for Licensee's then-current level of use, PeopleSoft shall invoice Licensee for the applicable fee. Any failure to pay such applicable fee and continued utilization of the Software above or beyond the licensed level of use is unauthorized.

4.      TITLE AND PROTECTION

4.1 PeopleSoft (or its third-party providers) retains title to all portions of the Software, derivative works, and any copies thereof. If Licensee creates a Software modification ("Licensee Modification"), Licensee shall have a perpetual, royalty-free license to use Licensee Modification in accordance with this Agreement. Licensee may, at its option, disclose Licensee Modification to PeopleSoft or PeopleSoft customers through PeopleSoft Customer Connection. PeopleSoft shall have no obligation to support Licensee Modification.

4.2 Title to Software physical media vests in Licensee upon delivery. PeopleSoft represents that Software contains valuable proprietary information. Software has been developed at private expense and is provided to U.S. Government agencies/ subcontractors subject to applicable restrictions of FAR 52.227-19(c) or DFAR 227.7202-32, for defense-related agencies.

The parties' authorized representatives have signed this Agreement:

[LICENSEE]                                      PEOPLESOFT USA, INC.
ADDRESS:                                        ADDRESS:

/s/ Signature Illegible                         /s/ Signature Illegible

Authorized Signature                            Authorized Signature
---------------------------                     --------------------------

---------------------------                     --------------------------
Printed Name and Title                          Printed Name and Title

                                                                      PSFT LEGAL

                                   EFFECTIVE DATE: [MONTH] [DAY], 1998 APPROVAL:

5.      INDEMNITY

PeopleSoft shall indemnify and defend Licensee against any claims that the Software infringes any United States or Canadian patent or copyright, provided that PeopleSoft is given prompt Notice of such claim and is given information, reasonable assistance, and sole authority to defend or settle the claim. In the defense or settlement of the claim, PeopleSoft may, in its reasonable judgment and at its option and expense: (1) obtain for Licensee the right to continue using the Software; or (2) replace or modify the Software so that it becomes noninfringing while giving equivalent performance. PeopleSoft shall have no liability to indemnify or defend Licensee to the extent the alleged infringement is based on any Software: (a) modification by anyone other than PeopleSoft; or
(b) use other than in accordance with the Documentation or this Agreement.

6.      DEFAULT AND TERMINATION

6.1 Default is either party's failure to comply with any material obligation of this Agreement where such non-compliance remains uncured for more than 30 days after Notice.

6.2 If a default occurs, the nondefaulting party, in addition to any other rights available to it under law or equity, may terminate this Agreement and all licenses granted here by giving Notice to the defaulting party. Except as otherwise specifically stated herein, remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

6.3 Within fifteen days after termination of this Agreement, Licensee shall certify in writing to PeopleSoft that all Software copies in any form, including partial copies within modified versions, have been destroyed or returned to PeopleSoft.

7.      LIMITED WARRANTY

7.1 PeopleSoft warrants that it has title to the Software and/or the authority to grant licenses to use the Software.

7.2 PeopleSoft warrants that the Software will perform substantially in accordance with the Documentation for a period of one year from the date of initial installation and that the Software media is free from material defects. PeopleSoft does not warrant that the Software is error-free.

7.3 PeopleSoft's sole obligation is limited to repair or replacement of the defective Software, provided Licensee notifies PeopleSoft of the deficiency within the one-year period and provided Licensee has installed all Software updates provided pursuant to PeopleSoft's Support Services.

7.4 PEOPLESOFT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.      LIMITATION OF LIABILITY

PEOPLESOFT SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF PEOPLESOFT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCLUDING DAMAGES INCURRED BY LICENSEE UNDER THE SECTION ENTITLED, "INDEMNITY," PEOPLESOFT'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT (WHETHER IN CONTRACT OR TORT) SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY LICENSEE TO PEOPLESOFT FOR THE SOFTWARE OR SERVICES FROM WHICH THE CLAIM AROSE. THE PARTIES AGREE TO THE LIABILITY RISK ALLOCATION SET FORTH HERE.

9.      SUPPORT SERVICES

PeopleSoft shall provide Licensee with Support Services as set forth in the Schedule.

10.     INSTALLATION SUPPORT

At no additional charge, PeopleSoft shall provide Licensee with installation support for one copy of the Software in accordance with PeopleSoft's then-current standard installation procedures, up to the number of installation hours set forth in the Schedule. Licensee must use this installation support within six months from the Schedule Effective Date. Any additional installation support requested by Licensee shall be provided at PeopleSoft's then-current Professional Services hourly rate. Licensee shall reimburse PeopleSoft for all reasonable travel and living expenses associated with any installation support.

11.     TRAINING

PeopleSoft shall provide Licensee with the number of training units set forth in the Schedule for use at a PeopleSoft training facility. Licensee may use training units for training at Licensee's site only as the parties mutually agree in writing. Licensee must use these training units within one year from the Schedule Effective Date.

12.     NOTICES

All notices shall be made in advance, in writing, and sent by registered mail, overnight mail, courier, or facsimile (if confirmed by mailing), to the addresses above ("NOTICE"). Notice to PeopleSoft shall be sent "Attn: PeopleSoft Legal" with a copy to Licensee's assigned PeopleSoft account manager.

13.     ASSIGNMENT

Licensee may not assign this Agreement (by operation of law or otherwise) or sublicense the Software without the prior written consent of PeopleSoft, and any prohibited assignment or sublicense shall be null and void.

14.     NONDISCLOSURE OBLIGATION

14.1 Each party ("RECIPIENT") shall protect the other party's ("DISCLOSER") Confidential Information with at least the same degree of care and confidentiality, but not less than a reasonable standard of care, that Recipient uses for its own Confidential Information. Licensee may provide Software access and use to third parties that: (1) need to use and access the Software to provide services to Licensee for its

Software use; and (2) have agreed to Licensee's non-disclosure obligations substantially similar to those contained in these sections.

14.2 Notwithstanding the foregoing, this Agreement and its terms, conditions and pricing are confidential and shall not be disclosed orally or in writing by Licensee to any third party without PeopleSoft's prior written consent. If Licensee is a government entity subject to disclosure obligations under a public records statute or similar regulation, Licensee agrees that the terms, conditions, and pricing under this Agreement shall be disclosed only pursuant to requests made in accordance with such statute or regulation, and that any other information marked "confidential" under this Agreement, including the Software, shall be treated as confidential, trade secret, and commercially sensitive, and shall not be disclosed without affording PeopleSoft a full opportunity to establish such information's exemption from disclosure.

14.3 Recipient has no confidentiality obligation with respect to information it establishes by legally sufficient evidence: (1) was in the possession of, or was rightfully known by Recipient without a confidentiality obligation prior to receipt from Discloser; (2) is or becomes generally known to the public without this Agreement's violation; (3) is obtained by Recipient in good faith from a third party having the right to disclose it without a confidentiality obligation; (4) is independently developed by Recipient without the participation of individuals who have had access to the Confidential Information; or (5) is required to be disclosed by court order or applicable law, provided Recipient (a) ensures a proper request has been made in accordance with the relevant statute and promptly notifies Discloser, (b) diligently undertakes to limit disclosure providing Discloser a full opportunity to establish such information as exempt from any disclosure obligation.

15.     GENERAL

Section headings are provided for convenience and do not affect this Agreement's construction. No purchase order or other ordering document that purports to modify or supplement this Agreement's printed text or a Schedule shall add to or vary this Agreement's terms. All such proposed variations or additions are objected to and deemed material unless agreed to in writing. Except for Licensee's obligation to pay PeopleSoft, neither party shall be liable for any failure to perform due to causes beyond its reasonable control. Sections 3 (Fees and Payment), 4 (Title and Protection), 5 (Indemnity), 8 (Limitation of Liability), 14 (Nondisclosure Obligation), 15 (General), and 16 (Definitions), shall survive this Agreement's termination. This Agreement shall be construed without any provision held to be unenforceable. A party's failure to exercise any right hereunder shall not operate as a waiver of that right or any other right in the future. Except for actions for non-payment or breach of PeopleSoft's proprietary rights in the Software, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued. PeopleSoft reserves the right to audit Licensee's Software use no more frequently than once annually at PeopleSoft's expense. All audits shall be conducted during regular business hours at Licensee's site and shall not unreasonably interfere with Licensee's business activities. PeopleSoft shall schedule any such audits at least fifteen days in advance. This Agreement and the Schedule(s) constitute the entire agreement between the parties concerning Licensee's Software use. This Agreement replaces and supersedes any prior verbal or written understandings, communications, and representations between the parties. This Agreement may be amended only by a written document executed by each party's duly authorized representative. Copies under this Agreement shall be considered original documents. Les parties ont convenu a ce que ce Contrat soit redige en anglais. (The parties have agreed that this Agreement be written in English.) This Agreement shall be governed by the laws of the State of California, without regard to its choice of law rules. Venue shall be in San Francisco, California.

16.     DEFINITIONS

"CONFIDENTIAL INFORMATION" includes, but is not limited to, trade secrets, computer programs, documentation, formulas, data, inventions, techniques, marketing plans, strategies, forecasts, customer lists, employee information, financial information, and information concerning Discloser's organization, products or methods, research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, leasing, Software (including third party software), or any other information that is marked as confidential:

"DESIGNATES" means those Licensee customers, suppliers, vendors, students, benefits providers, PeopleSoft Certified Outsourcing Partners, and other external parties, with whom Licensee interfaces to conduct Licensee's business and whose access to the Software is necessary to effect Licensee's internal data processing operations.

"DOCUMENTATION" means technical publications such as reference, user, install, systems administration and/or technical guides, relating to the use and documented functionality of the Software, delivered by PeopleSoft to Licensee as part of the Software on CD-ROM.

"NAMED COUNTRY" means the software language(s), functionality, and territory as set forth in the Schedule and in accordance with the Documentation, for which Licensee is authorized to use the Software.

"OPERATING METRICS" means Licensee's current operating figures such as employee or student/faculty count, annual revenue or budget, and the like, as set forth in the Schedule and as Licensee certifies annually in writing to PeopleSoft.

"SCHEDULE(S)" means the applicable, independent Software module schedule(s) signed by the parties and referencing this Agreement. Each Schedule is a separate and independent contractual obligation from any other Schedule.

"SOFTWARE" means all or any portion of the global version of the binary computer software programs and updates and enhancements thereto, (including corresponding source code, unless specifically excluded elsewhere in the Agreement) and Documentation delivered by PeopleSoft to Licensee as listed in the Schedule. Software includes the third-party software delivered by PeopleSoft as specified in the Schedule, and modifications made to the Software. Software does not include source code to: (1) Tools; (2) third party Software; (3) PeopleSoft's Supply Chain Software; or (4) PeopleSoft's Intrepid Software. Unless specifically stated otherwise, all Software is delivered to Licensee only if and when generally commercially available.

"TERM" means the term of Software use as set forth in the attached Schedule.

"TOOLS" mean the Software's underlying design architecture, called PeopleTools and/or PepperTools, and include application programming tools and code.

                                    EXHIBIT D

                BENEFICIARY ACKNOWLEDGEMENT FOR ESCROW AGREEMENT

The Beneficiary Acknowledgement for Escrow Agreement can be found attached as Exhibit B to the Software Source Code Escrow Agreement between PeopleSoft and SourceFile, Inc. Such Escrow Agreement (with exhibits) can be found at the following web site for Sourcefile:

                  http://www.sourcefile.com/private/index.html.

The PeopleSoft Escrow Account number is 7339. The USER ID IS Sourceweb. The PASSWORD IS ps97. Note that both the ID and password are case-sensitive.

Please print out Exhibit B of the Software Source Code Escrow Agreement entitled "Form of Acknowledgement by Beneficiary" and complete and return per the instructions on such Form.